SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM 8-K

                          CURRENT REPORT Pursuant
                         to Section 13 OR 15(d) of
                    The Securities Exchange Act of 1934


             Date of report (Date of earliest event reported):
                        June 19, 2003 (June 9, 2003)

                        Trinity Learning Corporation
           (Exact Name of Registrant as Specified in Its Charter)

                                    Utah
               (State of Other Jurisdiction of Incorporation)

               0-8924                                  73-0981865
(Commission File Number)                  (IRS Employer Identification No.)

          2526 Durant Avenue
          Berkeley, California                                      94704
(Address of Principal Executive Offices)                         (Zip Code)

                               (510) 540-9300
            (Registrant's Telephone Number, Including Zip Code)


        (Former Name or Former Address, if Changed Since Last Report)


Item 5.   Other Events

Press Release Regarding Agreement.
----------------------------------

On June 9, 2003, Trinity Learning Corporation (the "Company") announced that it had reached an agreement, subject to various conditions, contingencies and approvals, to acquire majority control of Riverbend Group Holdings (Pty.) Ltd., a South African learning corporation. The full text of the Company's press release issued in connection with this matter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Recapitalization.
-----------------
On June 16, 2003, the Company completed a recapitalization of its common stock by (i) effecting a reverse split of its outstanding common stock on the basis of one share for each 250 share owned, with each resulting fractional share being rounded up to the nearest whole share, and (ii) subsequently effecting a forward split by dividend to all shareholders of record, pro rata, on the basis of 250 shares for each one share owned. Shareholders must exchange their stock certificates in order to receive the dividend. The record date for the reverse and forward splits was June 4, 2003. Immediately prior to the recapitalization, the Company had 13,419,774 shares of common stock outstanding. Following the recapitalization and the cancellation of approximately 104,476 shares of common stock beneficially owned by members of management, the Company was expected to have 13,419,774 shares of common stock outstanding.

Registration Agreement Limiting the Resale of 8,800,000 Shares of the Company's Outstanding Common Stock.
-----------------------------------

Certain shareholders of the Company have entered into a Registration Agreement with the Company, its transfer agent, Standard Registrar & Transfer Co., and the National Association of Securities Dealers, Inc. ("NASD") in conjunction with the Company's application to have its stock accepted for quotation on the NASD OTC Bulletin Board.

Pursuant to the terms of the Registration Agreement, certain officers, directors and other large shareholders of the Company (together, the "Shareholders"), while denying the applicability of the so-called "Wulff letter" (discussed below) to 8,800,000 shares of the Company's common stock held by them that were contracted to be issued during a period of time when the Company had no significant operations or were issued for in payment of debt instruments that were contracted during the same period, have agreed that such shares (the "Restricted Shares") may not be publicly sold unless and until: (i) there is a Registration Statement filed with the United States Securities and Exchange Commission covering the Restricted Shares which has become effective; or (ii) the United States Securities and Exchange Commission ("SEC") provides a "no action" letter which indicates that registration prior to resale of the Restricted Shares is not required under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and there is an available exemption for such resale; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that the Restricted Shares can be resold by the
Shareholders without registration under the Securities Act.   In



consideration of the Shareholders entering into the Registration Agreement, the Company has agreed, at no cost to the Shareholders, to file a registration statement within a reasonable time with the SEC covering the resale of the Restricted Shares, but not later than March 31, 2004, and to use its reasonable best efforts to pursue the effectiveness of such registration statement. Information about the Shareholders and the number of shares owed by each that are subject to the Registration Agreement is contained in a copy of this Registration Agreement, which is attached hereto and incorporated herein by reference.

The so-called "Wulff letter" was written in January 2000 by Richard K. Wulff, the Chief of the Securities and Exchange Commission's Office of Small Business, to Ken Worm, the Assistant Director of the OTC Compliance Unit of NASD Regulation, Inc. The letter was written in response to a request for guidance by Mr. Worm, who had referred to several situations in which non-affiliate stockholders of "blank check" issuers had sought to treat their shares as "free-trading" or unrestricted securities. As defined in the Wulff letter, a blank check company is "a trading" or unrestricted securities. As defined in the Wulff letter, a blank check company is "a development stage company that has no specific business plan or purpose of has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person."

Citing the concerns of the United States Congress and the Securities and Exchange Commission over potential fraud and market manipulations involving blank check companies, the Wulff letter stated that affiliates of blank check issuers, as well as transferees of their securities, are "underwriters" with respect to such securities. Accordingly, transactions in these companies' securities by promoters, affiliates or their transferees do not fall within the scope of the Rule 144 "safe harbor" resales for securities that have been beneficially owned for at least one year and that satisfy informational and certain other requirements of the Rule, or the Section 4(1) exemption from registration for resales under the Securities Act of 1933, as amended (the "Securities Act"), that exempts sales by persons other than "an issuer, underwriter or a dealer." As a result, it is the position of the Securities and Exchange Commission that these securities may be resold by these persons only pursuant to registration under the Securities Act. According to the Wulff letter, this restriction would continue to apply even after the blank check company completes a merger or acquisition transaction with an operating entity.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

          10.1 Registration Agreement
          99.1 Press Release dated June 9, 2003


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TRINITY COMPANIES, INC.


Date: June 19, 2003           By: /s/ Douglas Cole
      -------------------         -----------------------------------
                                  Douglas Cole, Chief Executive Officer